UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

     (RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under §240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Atlas Energy, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Consideration paid to ATLS shareholders in the Chevron Acquisition

Upon closing the acquisition transaction with Chevron, Atlas Energy (ATLS) shareholders will receive the following consideration:

  $38.25 in cash for each outstanding share of ATLS at closing
  Pro-rata share of 41.2 million units in Atlas Pipeline Holdings (AHD) that will be held by ATLS after the sale of certain assets to AHD, which 41.2 million units will represent approximately 80% of the outstanding AHD units after such sale

The number of AHD units to be issued in the sale is fixed, regardless of whether the price of AHD units changes. The value of the AHD units to be issued to ATLS in the ATLS-AHD sale, and, therefore, the value of the AHD units received by the ATLS stockholders in connection with the Chevron acquisition will depend on the value of AHD units at the closing of the transaction. ATLS and AHD agreed that the fixed number of AHD units in the sale would be determined by dividing $220 million by the volume-weighted 10-day trailing average price of AHD units prior to announcement (which was $9.41 per AHD unit); however, the value of each AHD unit at the closing of the transaction may not be $9.41 per unit.

AHD units to be issued to ATLS in the sale

Current amount of AHD units owned by ATLS

Total amount of AHD units to be owned by ATLS
          immediately prior to closing of the Chevron transaction

                                            ***

Pro-rata share of AHD units to be distributed to
          ATLS stockholders for each outstanding ATLS share
          at closing
          (amount shown based on most recent share count)

23.4 million units + 17.8 million = 41.2 million units 41.2 million units / 78.4 million ATLS shares = 0.525 AHD units per ATLS share
***

Based on the closing price of AHD units as on November 8, 2010, the day prior to the announcement of the Chevron transaction, 0.525 of an AHD unit had a value of $5.09. Assuming that each AHD unit is valued at that same closing price, each ATLS share would receive $43.34 in consideration in the Chevron acquisition, consisting of $38.25 in cash and $5.09 of AHD units. As noted above, however, the value of the AHD units per ATLS share at the time of the closing of the Chevron acquisition may be different than the last closing price of an AHD unit prior to the announcement of the transaction.

Important Additional Information About this Transaction

Atlas Energy intends to file a proxy statement with the U.S. Securities and Exchange Commission in connection with the proposed merger of Atlas Energy and Chevron Corporation.  Stockholders of Atlas Energy are urged to read the proxy statement when it becomes available, because it will contain important information.  Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Atlas Energy and the merger, when available, without charge, at the U.S. Securities and Exchange Commission’s Internet site (www.sec.gov).  In addition, copies of the proxy statement and other filings containing information about Atlas Energy and the proposed merger can be obtained, when available without charge, by directing a request to Atlas Energy, Attention:  Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, by phone at (412) 262-2830, or on Atlas Energy’s Internet site at www.atlasenergy.com.

Atlas Energy and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the proposed merger.  In addition, because Atlas Energy controls the general partnership interest in Atlas Pipeline Holdings, L.P. (“AHD”), which itself controls the general partnership interest in Atlas Pipeline Partners, L.P. (“APL”), directors and executive officers and other members of management and employees of AHD, APL and their respective general partner may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the proposed merger.  You can find information about Atlas Energy’s executive officers and directors in Atlas Energy’s definitive annual proxy statement filed with the SEC on April 13, 2010, information about the executive officers and directors of the general partner of AHD in the annual report on Form 10-K for AHD filed with the SEC on March 5, 2010, and information about the executive officers and directors of the general partner of APL in the annual report on Form 10-K for APL filed with the SEC on March 5, 2010.  You can obtain free copies of Atlas Energy’s annual proxy statement, and Atlas Energy’s proxy statement in connection with the merger (when it becomes available), by contacting Atlas Energy’s investor relations department.  You can obtain free copies of AHD’s annual report and APL’s annual report by contacting the investor relations department of AHD and APL, respectively.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.